Exhibit 99.1

Delek US Holdings Announces Closing the Acquisition of the Remaining 18.4 Percent of the Outstanding Units of Alon USA Partners

•                  All-stock transaction at a fixed exchange ratio of 0.49 Delek US shares for each Alon USA Partners common unit

BRENTWOOD, Tenn. — February 7, 2018 — Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced the closing of the acquisition of the remaining outstanding units of Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) in an all-stock transaction. Under the terms of the merger agreement, the owners of the outstanding common units in Alon Partners that Delek US and its affiliates do not currently own will receive a fixed exchange ratio of 0.49 Delek US shares for each common unit of Alon Partners. Prior to this transaction, Delek US and its affiliates owned approximately 51.0 million common units of Alon Partners, or approximately 81.6 percent of the outstanding units.  Following closing, Delek US will have approximately 84.1 million shares outstanding.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, “We are excited to complete this strategic initiative following the acquisition of Alon USA on July 1, 2017. It simplifies the corporate structure of Delek US and should reduce public company costs. This step should move us toward capturing cost of capital synergies as we utilize the balance sheet of Delek US to refinance high cost debt at Alon Partners. Also, it should allow us to efficiently dropdown logistics assets to Delek Logistics Partners in the future. For Alon Partners public unitholders, the transaction gives them ownership in a larger, more diverse organization. I would like to thank the employees of both companies and the members of Alon Partners’ conflicts committee for their efforts during this process.”

About Delek US Holdings, Inc.

Delek is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing.  The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations consist of Delek Logistics Partners, LP (NYSE: DKL). Delek and its affiliates also own approximately 63 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP.  Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding the ability of Delek US to simplify its corporate structure, reduce costs, reallocate cash flow, capture synergies including relating to costs of capital, refinance debt, future dropdowns and the success thereof; continued safe and reliable operations; integration and transition plans, synergies, opportunities, anticipated future performance and financial position, and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, uncertainty related to timing and amount of future share repurchases and dividend payments, risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management’s ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks contained in Delek US’ and Alon Partners’ filings with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Delek US Investor / Media Relations Contact:

Keith Johnson

Delek US Holdings, Inc.

Vice President of Investor Relations

615-435-1366